Exhibit 4.2

Acting in Concert Agreement

This Acting in Concert Agreement (hereinafter, this “Agreement”) is entered into on September 13, 2024, in Chongqing, China, by and between the following parties:

Party A: Wang Yu

ID No.: [*]

Telephone: [*]

Address: [*]

Party B: Zhong Jia

ID No.: [*]

Telephone: [*]

Address: [*]

Recitals

1.	JuNeng Technology Limited (巨能科技有限公司) (the “Company”) was incorporated in the Cayman Islands on February 29, 2024, under business-license number 407670.

2.	As of the date of this Agreement, the Company has issued 30,000,000 shares in total. WY INFORMATION LIMITED, wholly owned by Party A, directly holds 19,146,000 shares (63.82%), and JIA INFORMATION LIMITED, wholly owned by Party B, directly holds 5,400,000 shares (18%), making them the first- and second-largest shareholders of the Company, respectively.

The Parties, wishing to secure joint control over the Company and maintain the stability of such control, hereby agree as follows:

Article 1 Rights and Obligations of the Parties

1.	From the effective date of this Agreement, the Parties shall act in concert and vote consistently on all matters considered by the shareholders’ meeting and the board of directors of the Company.

2.	Before indirectly exercising their shareholder or director rights, the Parties, the entities they control, and the directors they appoint shall fully consult and communicate to ensure decisions reflecting concerted action are smoothly made.

3.	After reaching a concerted decision, the Parties shall exercise shareholder rights and perform shareholder obligations through WY INFORMATION LIMITED and JIA INFORMATION LIMITED, respectively.

4.	If the Parties fail to reach agreement on concerted action, Article 3 of this Agreement shall apply.

Article 2 Representations, Warranties and Covenants

1.	Each Party has the capacity and authority to enter into and perform this Agreement, which constitutes a legal, valid and binding obligation upon the Parties.

2.	Neither Party shall enter into any agreement or contract with any third party that is identical or similar to the terms of this Agreement.

3.	Each Party shall keep confidential any documents, materials, trade secrets, or other confidential information of the other Party obtained as a result of acting in concert.

4.	The obligations undertaken herein are lawful and do not conflict with any other contractual obligations or violate any law.

5.	All representations, warranties and covenants made herein are irrevocable and reflect the actual circumstances as of the date of signing.

Article 3 Special Provisions on Acting in Concert

If the Parties cannot reach agreement on any material matter covered by this Agreement, they shall make every effort to consult and reach a concerted decision. If, after full consultation, no concerted decision is reached, Party B agrees that the decision made by Party A shall be deemed the concerted action of both Parties.

Article 4 Liability for Breach

Each Party shall strictly observe its obligations under this Agreement and act in concert as agreed. The breaching Party shall be liable for any failure or partial failure to perform this Agreement.

Article 5 Amendment and Termination

1.	Any amendment or termination of this Agreement shall be effected only by a written agreement signed by both Parties.

2.	This Agreement shall remain in force for so long as the Parties remain the first- and second-largest indirect shareholders of the Company. All provisions relating to acting in concert are irrevocable, and neither Party may rescind this Agreement or enter into any arrangement or agreement regarding concerted action with any third party. Failure to perform constitutes breach, for which the breaching Party shall bear liability.

Article 6 Governing Law and Dispute Resolution

1.	The formation, validity, interpretation, performance, amendment, termination and dispute resolution of this Agreement shall be governed by the laws of Hong Kong.

2.	Any dispute arising from or in connection with the performance of this Agreement shall be resolved through friendly consultation. Failing such consultation, either Party may submit the dispute to the Hong Kong International Arbitration Centre (“HKIAC”) for arbitration.

Article 7 Effectiveness and Miscellaneous

1.	This Agreement shall become effective upon signature by both Parties.

2.	This Agreement is executed in triplicate; each Party holds one copy, and the Company retains one copy. All copies have equal legal effect.

3.	For any matters not covered herein, the Parties may enter into a supplemental agreement. In the event of any inconsistency between this Agreement and any supplemental agreement, the supplemental agreement shall prevail.

(The remainder of this page is intentionally left blank. Signature page follows.)

Signature Page of the Acting in Concert Agreement

Party A: /s/ Yu Wang

Party B: /s/ Jia Zhong

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